UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    October 6, 2011

Joy Global Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-09299	39-1566457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. Wisconsin Avenue, Suite 2780,

Milwaukee, WI 53202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:

414-319-8500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 6, 2011, Joy Global Inc. (the “Company”) entered into an underwriting agreement with Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (the “Underwriting Agreement”), for the issuance and sale by the Company of $500 million in aggregate principal amount of its 5.125% Senior Notes due 2021 (the “Notes”). The Notes are guaranteed by certain of the Company’s domestic subsidiaries (the “Subsidiary Guarantors”). The Company registered the offering and sale of the Notes under the Securities Act of 1933, as amended, pursuant to a shelf registration statement on Form S-3 (File No. 333-177189) (the “Registration Statement”). A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K.

The offering of the Notes is expected to close on October 12, 2011, subject to customary closing conditions. The Notes will be issued pursuant to the Indenture, dated as of November 10, 2006 (as amended and supplemented from time to time, the “Base Indenture”), among the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) as supplemented by the Fourth Supplemental Indenture, dated as of October 12, 2011 (the “Supplemental Indenture”), among the Company, the Subsidiary Guarantors and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”). The Indenture provides, among other things, that the Notes will be senior unsecured obligations of the Company and will rank equally in right of payment with the Company’s existing and future senior unsecured debt. Interest is payable on the Notes on October 15 and April 15 of each year, beginning on April 15, 2012. The Notes will mature on October 15, 2021.

As previously disclosed, on July 11, 2011, we entered into an agreement to purchase approximately 41.1% of the outstanding common stock of International Mining Machinery Holdings Limited (the “IMM Purchase Agreement”), a leading designer and manufacturer of underground mining equipment in China (the “41.1% Acquisition”). The Company intends to use the net proceeds from the offering to fund in part the 41.1% Acquisition and the related tender offer, with any remaining proceeds used for general corporate purposes.

The 41.1% Acquisition is subject to approval from the Anti-monopoly Bureau of the Ministry of Commerce (“MOFCOM”) of The People’s Republic of China and other customary closing conditions. We may redeem the Notes, in whole but not in part, in the event that (i) we do not consummate the 41.1% Acquisition by July 1, 2012, if we receive MOFCOM approval prior to such date, or by October 1, 2012, if we do not receive MOFCOM approval prior to July 1, 2012 or (ii) the IMM Purchase Agreement is terminated prior to either such date, at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to but excluding the special acquisition redemption date. The Company may also redeem the Notes, in whole or in part, at any time and from time to time, at the greater of 100% of the principal amount of such Notes being redeemed or the discounted present value of such Notes, discounted at the corresponding U.S. Treasury rate plus 50 basis points.

A copy of the Base Indenture was previously filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on November 16, 2006, and a copy of the Supplemental Indenture is filed hereto as Exhibit 4.2. The descriptions of the material terms of the Indenture and the Notes are qualified in their entirety by reference to such exhibits.

A news release dated October 6, 2011 announcing the pricing of the offering of the Notes is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

1.1	Underwriting Agreement, dated as of October 6, 2011 among the Company, the subsidiary guarantors party thereto and Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein

4.1	Indenture, dated as of November 10, 2006, among the Company and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on November 16, 2006)

4.2	Fourth Supplemental Indenture, dated as of October 12, 2011, among the Company, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee

4.3	Form of global note for 5.125% Senior Notes due 2021 (included in Exhibit 4.2)

5.1	Opinion of Covington & Burling LLP

5.2	Opinion of Jackson Walker L.L.P.

23.1	Consent of Covington & Burling LLP (included in Exhibit 5.1)

23.2	Consent of Jackson Walker L.L.P. (included in Exhibit 5.2)

99.1	News Release, dated October 6, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

JOY GLOBAL INC

Date: October 12, 2011	By:	/S/ RICKY T. DILLON
Ricky T. Dillon Vice President, Controller and Chief Accounting Officer